EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-100801 and 333-143402 on Form S-8 of Franklin Resources, Inc. of our report dated October 15, 2014 appearing in this Annual Report on Form 11-K of Franklin Resources, Inc. 1998 Employee Stock Investment Plan for the year ended July 31, 2014.

/s/ Crowe Horwath LLP
Sacramento, California
October 15, 2014